UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

February 6, 2017

SYNDAX PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37708	32-0162505
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

400 Totten Pond Road, Suite 110 Waltham, Massachusetts	02451
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (781) 419-1400

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers.

Appointment of Chief Financial Officer

On February 9, 2017, Syndax Pharmaceuticals, Inc. (the “Company”) issued a press release announcing that Richard P. Shea, a member of the Company’s board of directors (the “Board”), will join the Company as chief financial officer, effective February 13, 2017. In connection with Mr. Shea’s appointment as chief financial officer, he will also be appointed principal financial officer, principal accounting officer and treasurer of the Company. Mr. Shea will resign as a Class III member of the Board and as the chairman of the audit committee of the Board, effective February 13, 2017.

Mr. Shea served as a member of our board of directors from January 2014 until February 2017. From July 2007 through December 2016, Mr. Shea served as Senior Vice President and Chief Financial Officer of Momenta Pharmaceuticals Inc., a publicly traded biotechnology company, and was its Vice President and Chief Financial Officer since October 2003. Prior to joining Momenta, Mr. Shea served as Chief Operating Officer and Chief Financial Officer of Variagenics Inc., a publicly traded pharmacogenomics company, that was merged with Hyseq Pharmaceuticals Inc., and as Vice President, Finance of Genetics Institute, Inc., a publicly traded biotechnology company, which was acquired by Wyeth Pharmaceuticals, Inc., which was then acquired by Pfizer, Inc. Mr. Shea received an A.B. from Princeton University and an M.B.A. from the Public Management Program at Boston University.

There are no arrangements or understandings with the Company pursuant to which Mr. Shea was appointed to serve as chief financial officer. There are no family relationships between Mr. Shea and any director or executive officer of the Company, and there are no related party transactions of the kind described in Item 404(a) of Regulation S-K in which Mr. Shea was a participant.

In connection with his appointment, the Company entered into an employment agreement with Mr. Shea, effective February 13, 2017 (the “Employment Agreement”), providing for the terms of his employment, including (i) an annual base salary of $325,000; (ii) an annual target bonus equal to 35% of his base salary, which bonus will be pro-rated for 2017; and (iii) a one-time grant of an option to purchase 125,000 shares of the Company’s common stock, exercisable at a price per share equal to the closing price of the Company’s common stock on the Nasdaq Global Select Market on February 13, 2017, the date of grant. Twenty-five percent (25%) of the shares subject to such option shall vest on the one-year anniversary of the vesting commencement date, and one forty-eighth (1/48th) of the shares of common stock subject to such option shall vest monthly thereafter on the last day of each month over the following thirty-six (36) months until all of the shares subject to such option are fully vested, subject to continued service. Under the terms of Mr. Shea’s employment he will devote approximately eighty percent (80%) of his business efforts to the Company.

Mr. Shea’s employment agreement further provides that in the event his employment is terminated without “cause,” as defined in his employment agreement, or he terminates his employment for “good reason,” as defined in his employment agreement, he is entitled to (i) a lump sum severance payment equal to six months base salary, (ii) payment on his behalf of up to 12 months of health insurance benefits continuation and (iii) with respect to equity awards granted to Mr. Shea prior to the date of his termination, accelerated vesting and the lapse of any reacquisition or repurchase rights that the Company holds with respect to such equity awards for the portion of such equity awards that would have otherwise vested within the 12-month period following the date of Mr. Shea’s termination were he to remain employed with the Company during such 12-month period. If Mr. Shea’s employment is terminated without cause or he terminates his employment for good reason within three months prior to, or 12 months after, a “change in control” of us, as defined in his employment agreement, he is instead entitled to (a) a lump sum severance payment equal to the sum of 12 months base salary and 100% of the greater of (1) the average annual target performance bonus paid to him for the preceding three years or (2) his annual target performance bonus in effect as of the change in control, (b) payment on his behalf of up to 12 months of health insurance benefits continuation and (c) full accelerated vesting on all of his unvested options and the lapse of any reacquisition or repurchase rights that the Company holds with respect to any other equity award granted to him pursuant to any of the Company’s equity incentive plans. In order to receive his severance benefits, Mr. Shea must sign a general release of claims.

Mr. Shea’s employment agreement further provides that in the event the severance and other benefits provided for or otherwise payable to him constitute “parachute payments” within the meaning of Section 280G of the Code and are subject to the excise tax imposed by Section 4999 of the Code, the Company will pay either (i) Mr. Shea’s severance benefits under the employment agreement in full or (ii) only a part of Mr. Shea’s severance benefits under the employment agreement such that Mr. Shea receives the largest payment possible without the imposition of the excise tax, in each case, depending upon which alternative would result in Mr. Shea receiving the greater net after-tax payment.

On February 6, 2017, Alan L. Shaw notified the Company of his intention to resign as chief financial officer, treasurer, principal financial officer and principal accounting officer of the Company, effective February 13, 2017, in order to pursue other opportunities. Mr. Shaw will remain with the Company to assist with transition through February 28, 2017. Upon execution of a general release of claims, Mr. Shaw will receive severance benefits, including (i) severance in an amount equal to Mr. Shaw’s monthly base salary for six months, subject to customary payroll withholding and other deductions, (ii) up to 12 months of continued health or dental insurance coverage under COBRA and (iii) accelerated vesting and the lapse of any reacquisition or repurchase rights we hold with respect to equity awards for the portion of such equity awards that would have otherwise vested within the 12-month period following the date of Mr. Shaw’s separation were he to remain employed with us during such 12-month period.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by the full text of the Employment Agreement, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2017. A copy of the Company’s press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Audit Committee

In connection with Mr. Shea’s resignation from the Board and as the chairman of the audit committee of the Board, the Board appointed Pierre Legault as chairman of the audit committee, effective February 13, 2017.

2016 Cash Bonuses, 2017 Annual Base Salaries and 2017 Bonus Targets

On February 6, 2017, the compensation committee of the Board approved 2016 cash bonuses, 2017 annual base salaries, 2017 bonus targets and equity awards for the Company’s named executive officers (each, an “Executive”), as set forth below.

Name and Title	2016 Cash Bonus	2017 Annual Base Salary	2017 Bonus Targets
Briggs W. Morrison, M.D. Chief Executive Officer and Director	$244,250	$549,585	40%
Michael A. Metzger President and Chief Operating Officer	$218,500	$491,625	40%
Michael L. Meyers, M.D., Ph.D Senior Vice President, Chief Medical Officer	$152,500	$400,000	35%

Equity Awards

The compensation committee also approved and granted options to purchase shares of the Company’s common stock to the Company’s Executives as annual equity incentive awards granted pursuant to the Company’s 2015 Omnibus Incentive Plan, which grants are set forth in the table below.

Name and Title	Options (#)
Briggs W. Morrison, M.D. Chief Executive Officer and Director	160,000
Michael A. Metzger President and Chief Operating Officer	95,000
Michael L. Meyers, M.D., Ph.D Senior Vice President, Chief Medical Officer	66,100

The stock option granted to each Executive has (i) a vesting commencement date of February 6, 2017, (ii) an exercise price of $8.77 per share, the closing price of the Company’s common stock on February 6, 2017 and (iii) a term of 10 years from the grant date. One forty-eighth (1/48th) of the shares of common stock subject to such option shall vest monthly from the vesting commencement date, during the optionee’s continued service as an employee, consultant, director or officer of the company over the forty-eight (48) months following the date of grant, until all of the shares subject to such option are fully vested.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.1	Press Release, dated February 9, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYNDAX PHARMACEUTICALS, INC.

By:	/s/ Briggs W. Morrison, M.D.
Briggs W. Morrison, M.D.
Chief Executive Officer

Dated: February 9, 2017

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, dated February 9, 2017.